Execution Copy

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of March __, 2008 (“Effective Date”), by and between Tix Corporation, a Delaware corporation (the “Company”), and Steve Boulay (“Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ Executive, and Executive desires to accept such employment on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Engagement and Responsibilities

1.1 Employment. Upon the terms and subject to the conditions set forth in this Agreement, and commencing as of the Effective Date, the Company hereby engages and employs Executive, with the title and designation “Chief Operating Officer” of Tix Productions, Inc. (“TPI”). Executive hereby accepts such engagement and employment pursuant to the terms hereof. Executive shall report to the Co- Chief Executive Officers of TPI.

1.2 Term. Unless otherwise terminated earlier in accordance with the provisions of this Agreement, Executive’s employment hereunder shall commence on the Effective Date and expire on the third anniversary of the Effective Date (the “Term”).

1.3 Duties and Responsibilities. Executive shall perform such administrative, managerial and executive duties for the Business and TPI as are prescribed by applicable job specifications for, and such tasks and responsibilities as are customarily vested in and incidental to, the office of Chief Operating Officer, including, without limitation, implementing the directives and such other duties as may be assigned to him from time to time by the Co-Chief Executive Officers of TPI (collectively, the “Duties”).

1.4 Executive agrees to devote all of Executive’s business time, energy and efforts to TPI and will use Executive’s best efforts and abilities faithfully and diligently to promote TPI. For so long as Executive is employed hereunder, Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company Group, as such businesses are now or hereafter conducted. Subject to the foregoing prohibition and provided such services or investments do not violate any applicable law, regulation or order, or interfere in any way with the faithful and diligent performance by Executive of the services to the Company otherwise required or contemplated by this Agreement, the Company expressly acknowledges that Executive may:

1.4.1 make and manage personal business investments of Executive’s choice without consulting the Co-Chief Executive Officers of TPI; and

1.4.2 serve in any capacity with any non-profit civic, educational or charitable organization.

1.5 Covenants of Executive

1.5.1 Best Efforts. Executive shall report directly to the Co-Chief Executive Officers of TPI and shall devote his best efforts to TPI. Executive shall perform his duties, responsibilities and functions hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner.

1.5.2 Records and Reports. Executive shall use his best efforts and skills to truthfully, accurately, and promptly make, maintain, and preserve all records and reports relating to TPI, fully account for all money, records, equipment, materials, or other property belonging to TPI and the Company of which he may have custody, and promptly pay and deliver the same whenever he may be directed to do so by the Co-Chief Executive Officers of TPI. Executive agrees that he shall provide regular reports to the Co-Chief Executive Officers of TPI on all such matters within the scope of Executive’s employment hereunder.

1.5.3 Rules and Regulations. Executive shall obey all orders and special instructions issued by the Co-Chief Executive Officers of TPI.

1.5.4 Opportunities. Executive shall make all business opportunities of which he becomes aware that are relevant to TPI and the Business available to the Company, and to no other person or entity or to himself individually.

1.5.5 Compliance. Executive agrees that he shall perform his duties hereunder subject to and in compliance with all laws, rules and regulations applicable to TPI (including, without limitation, any applicable provisions of the Sarbanes-Oxley Act, and any other laws, rules and regulations applicable to TPI as a wholly owned subsidiary of a “reporting” company pursuant to federal securities laws).

2. Definitions

For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

2.1 “Business” shall the business and operations of TPI during the Term, comprising the production and promotion of shows and events, including, without limitation, the historical business and operations of Magic Arts and NewSpace (in each case, as acquired by the Company pursuant to the Merger Agreements), any future shows, events or businesses acquired by TPI after the date hereof, and any future shows, events or businesses acquired by Company through the efforts of Executive during the term of Executive’s employment hereunder.

2.2 “Co-Chief Executive Officers of TPI” shall mean, collectively, Lee D. Marshall and Joseph B. Marsh.

2.3 “Company Group” shall mean the Company and all subsidiaries of the Company, including, without limitation, TPI.

2.4 “Effective Date” shall mean the date of this Agreement as first set forth above.

2.5 “For Cause” shall mean, in the context of a basis for termination of Executive’s employment with the Company, that:

2.5.1 Executive breaches any material obligation, duty or agreement under this Agreement, which breach is not cured or corrected within 15 days of written notice thereof from the Company (except for breaches of Sections 1.4, 7 and 8 of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

2.5.2 Executive is grossly negligent in the performance of services to TPI, or commits any act of personal dishonesty, fraud, breach of fiduciary duty or trust that causes or is likely to cause material harm to the Company or TPI; or

2.5.3 Executive is convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law; or

2.5.4 Executive commits any act of personal conduct that gives rise to a material risk of liability under federal or applicable state law for discrimination or sexual or other forms of harassment or other similar liabilities to subordinate employees; or

2.5.5 Executive commits continued and repeated substantive violations of specific written directions of the Co-Chief Executive Officers of TPI, which directions are consistent with this Agreement and Executive’s position as an executive officer, or continued and repeated substantive failure to perform duties assigned by or pursuant to this Agreement; provided that no discharge shall be deemed for Cause under this paragraph unless Executive first receives written notice from the Company (or TPI) advising him of the specific acts or omissions alleged to constitute violations of written directions or a material failure to perform his duties, and such violations or material failure continue after he shall have had a reasonable opportunity to correct the acts or omissions so complained of; or

2.5.6 Executive made any material misrepresentation or omission regarding his employment history, education or experience in connection with his negotiations to become an employee of the Company.

Prior to any such termination by Company pursuant to paragraphs 2.5.2, 2.5.3, 2.5.4, 2.5.5 and 2.5.6 hereof, any of which may constitute a basis for termination For Cause, the Company (or TPI) shall advise Executive in writing within fifteen (15) days of the occurrence of any such circumstances constituting the basis for termination For Cause. For the avoidance of doubt, with respect to any paragraphs 2.5.2, 2.5.3, 2.5.4, and 2.5.5, if Company (or TPI) fails to inform Executive in writing of the existence of such circumstances forming the basis for termination For Cause, as provided herein, the Company (and TPI) shall automatically forfeit the right thereafter to categorize such circumstances as a basis for termination For Cause and terminate Executive’s employment hereunder pursuant to Section 4.3.

2.6 “Good Reason” shall mean, in the context of a basis for termination by Executive of his employment hereunder, without Executive’s consent, (i) modification of Executive’s duties inconsistent in any material respect with Executive's position (including titles and reporting relationships), authority, duties or responsibilities as contemplated by this Agreement, or any other action by the Company (or TPI) which results in a significant diminution in such position, authority, duties or responsibilities; or (ii) any failure by the Company to comply with any of the material provisions regarding Executive's salary, bonuses, perquisites and other benefits and amounts payable to Executive under this Agreement.

2.7 “Magic Arts” shall mean Magic Arts & Entertainment - Florida, a Florida corporation.

2.8 “Merger Agreements” shall mean, collectively, (i) that certain Agreement and Plan of Merger, dated as of February 29, 2008, by and among Tix Corporation, on the one hand, and Magic Arts & Entertainment - Florida, Inc., Joseph B. Marsh and Lee D. Marshall, on the other hand; and (ii) that certain Agreement and Plan of Merger, dated as of the date of this Agreement, by and between Tix Corporation and NewSpace Acquisition, Inc., on the one hand, and NewSpace Entertainment, Inc., John Ballard, Steve Boulay and Bruce Granath, on the other hand.

2.9 “NewSpace” shall mean NewSpace Entertainment, Inc., a Utah corporation.

2.10 “Person” shall mean an individual or a partnership, corporation, trust, association, limited liability company, governmental authority or other entity.

3. Compensation and Benefits

3.1 Base Salary. The Company shall pay to Executive a salary in installments in the same manner and at the same times the Company pays salaries to other senior officers of the Company, but in no event less frequently than equal monthly installments. Executive’s initial base salary shall be at an annual rate of $185,000 (the “Base Salary”).

3.2 Annual Review. Executive’s Base Salary shall be reviewed for potential increase by the Company, based upon the Executive’s performance, not less often than annually. Any positive adjustments in Base Salary effected as a result of such review shall be made by the Company in its sole discretion; provided, however, that during the Term of this Agreement, the Executive shall receive a minimum increase of three percent (3%) per annum

3.3 Expense Reimbursement. Executive shall be entitled to reimbursement from the Company or TPI for the reasonable costs and expenses that Executive incurs in connection with the performance of Executive’s duties and obligations under this Agreement.

3.4 Benefit Plans. Executive shall be entitled to participate in any pension, savings and group term life, medical, dental, disability and other group benefit plans, which the Company makes available to its senior officers generally.

3.5 Vacation. Executive shall be entitled to four (4) weeks paid vacation each year.

3.6 Withholding. The Company may deduct from any compensation payable to Executive (including payments made pursuant to Section 3 of this Agreement in connection with or following termination of employment) amounts sufficient to cover Executive’s share of applicable federal, state and/or local income tax withholding, old-age and survivors’ and other social security payments, state disability and other insurance premiums and payments

4. Term of Employment

Except as contemplated in Section 1.2 of this Agreement, Executive’s employment pursuant to this Agreement shall commence on the Effective Date and shall terminate on the earliest to occur of the following:

4.1 upon the death of Executive;

4.2 upon delivery to Executive of written notice of termination by the Company if Executive shall suffer a physical or mental disability which renders Executive, in the reasonable judgment of the Chief Executive Officer of the Company, unable to perform his duties and obligations under this Agreement for either 60 consecutive days or 120 days in any 12-month period;

4.3 upon delivery to Executive of written notice of termination by the Company For Cause;

4.4 upon delivery to Executive of written notice of termination by the Company without Cause; or

4.5 upon delivery to the Company of written notice of termination by Executive for Good Reason; provided, however, prior to any such termination by Executive pursuant to this Section 4.5, Executive shall advise the Company in writing within fifteen (15) days of the occurrence of any circumstances that would constitute Good Reason, and the Company does not cure such circumstances within 15 days following receipt of Executive’s written notice. For the avoidance of doubt, with respect to any specific set of circumstances that may constitute a basis for Good Reason, if Executive fails to inform the Company in writing, as provided herein, of the existence of such circumstances, Executive shall automatically forfeit the right thereafter to categorize such circumstances as Good Reason and terminate his employment hereunder pursuant to this Section 4.5.

5. Compensation and Benefits Following Termination of Employment

5.1 If Executive’s employment is terminated pursuant to Section 4.1 (death), Section 4.2 (disability), or Section 4.3 (by the Company For Cause), Executive shall be entitled to salary accrued through the date of termination and no other benefits other than as required under the terms of employee benefit plans in which Executive was participating as of the date of termination.

5.2 If Executive’s employment is terminated by the Company pursuant to Section 4.4 (without Cause) or by Executive pursuant to Section 4.5 (Good Reason), Executive shall be entitled to continue to receive the salary at the rate in effect upon the date of termination of employment for six (6) months following the date of termination of employment, payable in accordance with the Company’s normal payroll practices and policies, as if Executive’s employment had not terminated. Executive shall be entitled to no other post-employment benefits except for benefits payable under applicable benefit plans in which Executive is entitled to participate pursuant to Section 3.3 hereof through the date of termination, subject to and in accordance with the terms of such plans

5.3 As a condition to Executive’s right to receive any benefits pursuant to Section 5.2 of this Agreement:

5.3.1 Executive must execute and deliver to the Company a written release in form and substance satisfactory to the Company, of any and all claims against the Company Group and all directors and officers of the Company Group with respect to all matters arising out of Executive’s employment hereunder, or the termination thereof (other than claims for entitlements under the terms of this Agreement or plans or programs of the Company in which Executive has accrued a benefit); and

5.3.2 Executive must not breach any of his covenants and agreements under Sections 7 and 8 of this Agreement, which continue following termination of his employment.

5.4 In the event of termination of Executive’s employment pursuant to Section 4.3 (by the Company For Cause), and subject to applicable law and regulations, the Company shall be entitled offset against any payments due Executive the loss and damage, if any, which shall have been suffered by the Company as a result of the acts or omissions of Executive giving rise to termination under Section 4.3. The foregoing shall not be construed to limit any cause of action, claim or other rights, which the Company may have against Executive in connection with such acts or omissions.

5.5 Executive acknowledges that the Company has the right to terminate Executive’s employment without Cause, and both parties hereby agree that such termination shall not be a breach of this Agreement or any other express or implied agreement between the Company and Executive. Accordingly, in the event of such termination, each of the Company and Executive shall be entitled only to those benefits and rights specifically provided for in this Agreement in the event of such termination, and shall not have any other rights to any compensation or damages for breach of contract.

6. Representations and Warranties of Executive

Executive represents and warrants to the Company that:

6.1 Executive has full power and authority to enter into and fully perform this Agreement, and this Agreement does not conflict with or violate any other agreement, obligation, order or other restriction to which Executive is subject.

6.2 Executive is not a party to any litigation, nor is aware of any threatened action, proceeding or litigation which (a) could in any way involve the Company or (b) will result in Executive’s inability to perform his obligations hereunder, including any action which could be reasonably foreseen to require a significant amount of Executive’s time.

6.3 This Agreement has been duly executed by Executive and constitutes a binding and valid obligation of Executive, enforceable in accordance with its terms.

6.4 Executive has fully disclosed in writing any debarment, suspension or material sanctions imposed within the last ten years by any federal or state governmental agency or instrumentality or government-sponsored enterprise on either Executive or any company for which Executive was a senior officer with respect to operations under Executive supervision.

6.5 Executive has completely and accurately disclosed to the Company, pursuant to Exhibit A attached hereto, all legal proceedings, orders, bankruptcies, and judgments, which Executive has been the subject of, during the past five years.

7. Covenant Not To Solicit; Non-Compete

If Executive’s employment is terminated by the Company pursuant to Section 4.3 (for Cause) or this Agreement expires upon its terms, then during the period from the date on which Executive’s employment with the Company is terminated through the fifth anniversary of such date, except pursuant to the prior written consent of the Chief Executive Officer of the Company, Executive shall not, directly or indirectly, either as employer, consultant, advisor, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), or in any other individual or representative capacity, (i) engage or participate in the production or promotion of any show or event presently owned or produced by the Company or TPI (including, without limitation, all shows and events acquired by the Company pursuant to the Merger Agreements), or hereafter owned, acquired, or produced by the Company or TPI during Executive’s employment pursuant to this Agreement (all such shows and events, the “Non-Compete Events”); and (ii) engage or participate in the exhibition, presentation or promotion of the Non-Compete Events in Akron, Boise, Kalamazoo, Salt Lake City, Eugene, Fresno and Albuquerque, or any other markets in which the Company or TPI exhibits, presents or promotes the Non-Compete Events during Executive’s employment pursuant to this Agreement.

8. Confidentiality

Executive agrees not to disclose or use at any time (whether during or after Executive’s employment with the Company) for Executive’s own benefit or purposes or the benefit or purposes of any other Person any information, data, trade secrets and confidential or proprietary information relating to the business, operations, assets and liabilities of the Company Group, including without limitation all customers and/or suppliers’ identities, characteristics and agreements, financial information and projections, employee files, business and marketing plans, sales activities, pricing methodologies, credit and financial data and financial methods (the “Confidential Material”); provided, however, that the foregoing shall not apply to information which is not unique to the Company Group or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant. Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company Group, except that he may retain personal notes, notebooks, diaries, rolodexes and addresses and phone numbers. Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of any member of the Company Group.

9. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 1.4, 7 or 8 hereof would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

10. Arbitration of Disputes

10.1 Except as set forth in Section 10.2 below, any controversy or claim between the Company and Executive relating to Executive’s employment with the Company, including but not limited to those arising out of or relating to this Agreement and those involving conduct alleged to be in violation of local, state or federal statutory or common law (including, but not limited to, any claim of unlawful discrimination, harassment, retaliation, breach of fiduciary duty, misappropriation of trade secrets and unfair competition), shall be settled by final and binding arbitration. The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”), and a judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. The arbitration shall be heard in Los Angeles, California. California Code of Civil Procedure Section 1283.05, which provides for certain discovery rights, shall apply to any arbitration. The arbitrator shall apply, as applicable, federal or California substantive law and law of remedies. The arbitrator’s remedial authority shall be no greater than that which is available under the statutory or common law theory asserted. The Company shall bear the cost of the arbitrator’s fees and other costs (which do not include attorneys’ fees) unique to arbitration in compliance with applicable law.

10.2 Subsection 10.1 above does not apply to or cover the following claims: (a) claims for workers’ compensation benefits; (b) claims for unemployment compensation benefits; (c) claims brought in court to compel arbitration under this Agreement, to enforce an arbitration award or to obtain preliminary injunctive and/or other equitable relief in support of claims to be prosecuted in an arbitration by either party; and (d) claims based upon a pension or benefit plan which contains an arbitration or other dispute resolution procedure, in which case the provisions of such plan shall apply.

11. Miscellaneous

11.1 Notices. All notices, requests, demands and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, addressed to the following addresses:

11.1.1 If to the Company, to:

12001 Ventura Place, Suite 340
Studio City, CA 91604
Tel: (818) 761-1002
Fax: (818) 761-1072
Attn: Mitch Francis

with a copy, which shall not constitute notice to:

Troy & Gould
1801 Century Park East, Suite 1600
Los Angeles, CA 90067
Attention: David Ficksman
Tel: (310) 553-4441
Fax: (310) 201-4746

11.1.2 If to Executive, to:

to Executive’s address as set forth on the books and records of the Company with a copy, which shall not constitute notice to:

Holland & Hart LLP
Attn: Gregory Lindley
60 E. South Temple, Suite 2000
Salt Lake City, UT 84111

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the third day following deposit in the United States mails (or on the seventh day if sent to or from an address outside the United States). Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

11.2 Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement. Notwithstanding the foregoing, Executive acknowledges that the Company has relied on his resume and other documents which may have been provided by Executive, and oral statements regarding Executive’s employment history, education and experience, in determining to enter into the Agreement, and material misrepresentations (or omissions) in connection with such documents may constitute the basis of termination For Cause, as contemplated by the definition of For Cause.

11.3 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

11.4 Governing Law. This Agreement shall be construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law thereof.

11.5 Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

11.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.7 Business Day. If the last day permissible for delivery of any notice under any provision of this Agreement, or for the performance of any obligation under this Agreement, shall be other than a business day, such last day for such notice or performance shall be extended to the next following business day (provided, however, under no circumstances shall this provision be construed to extend the date of termination of this Agreement).

11.8 Attorneys’ Fees. In any arbitration proceeding or court action relating to this Agreement or Executive’s employment with the Company, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs.

11.9 Advice from Independent Counsel. The parties hereto understand that this Agreement is legally binding and may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement to which it is a party and that it is satisfied with its legal counsel and the advice received from it.

11.10 Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all Parties have participated in the preparation of this Agreement.

11.11 Waiver of Jury Trial. IF NOTWITHSTANDING THE AGREEMENT THAT ALL DISPUTES BE SUBMITTED TO BINDING ARBITRATION, A DISPUTE IS SUBMITTED TO A COURT, EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREE TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.12 Section 409A. Notwithstanding the timing of payments set forth in this Agreement, if the Company determines that Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and that, as a result of such status, any portion of the payment under this Agreement would be subject to additional taxation, the Company will delay paying any portion of such payment until the earliest permissible date on which payments may commence without triggering such additional taxation (with such delay not to exceed six months), with the first such payment to include the amounts that would have been paid earlier but for the above delay.

IN WITNESS WHEREOF, this Agreement has been made and entered into as of the date and year first above written.

TIX CORPORATION, a Delaware corporation

By:
Title:

EXECUTIVE

Steve Boulay

EXHIBIT A

Legal Proceedings

Executive hereby represents and warrants to the Company that (i) there has not been any bankruptcy petition filed by or against any business of which Executive was a general partner or executive officer at the time of bankruptcy or within two years prior thereto; (ii) Executive has not been convicted in a criminal proceeding or been the subject of a pending criminal proceeding (excluding traffic violations and other minor traffic offenses); and (iii) Executive has not been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Executive’s involvement in any type of business, securities or banking activities; Executive has not been found by a court of competent jurisdiction in a civil action, by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities laws, where such judgment has not been reversed, suspended or vacated.